The following is representative of the Code of Ethics in effect for each Fund:


                                 Code of Ethics


With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

     * No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

     * No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

     * Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

     * For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

                                     * * * *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and 5) accountability for adherence to the Code. These provisions shall apply to the principal executive officer or chief executive officer and treasurer ("Covered Officers") of the Fund.

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1.   It is the  responsibility of Covered Officers to foster, by their words and actions,  a corporate  culture that encourages  honest and ethical conduct,
     including  the  ethical  resolution  of,  and  appropriate   disclosure  of
     conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

     *    Acting with integrity;

     *    Adhering to a high standard of business ethics;

     * Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund;

3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

     *    Covered  Officers  should   familiarize   themselves  with  disclosure
          requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements.

     * Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund's auditors, independent directors, governmental regulators and self-regulatory organizations.

4. Any existing or potential violations of this Code should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code to the Fund's Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code, including removal from office, provided that removal from office shall only be carried out with the approval of the Fund's Board.

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5.   Application of this Code is the  responsibility  of the Personal  Investing
     Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.   Material amendments to these provisions must be ratified by a majority vote
     of  the  Fund's  Board.  As  required  by  applicable  rules,   substantive
     amendments to the Code must be filed or appropriately disclosed.